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                                                                     EXHIBIT 3.1


                            DECLARATION OF TRUST
                                     OF
                           CCA PRISON REALTY TRUST

         The undersigned natural persons, having the capacity to contract and intending to create a real estate investment trust, and acting on behalf of a real estate investment trust under Title 8 of the Annotated Code of Maryland, Corporations and Associations Article (the "Maryland REIT Law"), adopt the following Declaration of Trust for such trust:

         1.      Name.  The name of the trust is CCA Prison Realty Trust (the
"Trust").

         2. Purposes and Powers. The Trust is a for-profit real estate investment trust organized for the purpose of engaging in any activity permitted to real estate investment trusts under the laws of the State of Maryland. The Trust shall have all the powers granted to real estate investment trusts generally by the Maryland REIT Law or any successor statute and shall have further powers as are not inconsistent with and are appropriate to promote and attain its purposes.

         3. Registered and Principal Office. The address of the Trust's initial registered office is 32 South Street, Baltimore, Maryland 21202. The address of the Trust's initial principal office is 2200 Abbott Martin Road, Suite 201, Nashville, Tennessee 37215.

         4. Registered Agent. The name of the Trust's initial registered agent at that office is Corporation Trust Incorporated.

         5. Authorized Capital Shares. The total number of shares which the Trust has authority to issue is ninety million (90,000,000) shares of a class denominated Common Shares, $.01 par value per share, and ten million (10,000,000) shares of a class denominated Preferred Shares, $.01 par value per share.

         Common Shares maybe issued from time to time upon authorization by the Board of Trustees of the Trust. The Preferred Shares may be issued from time to time upon authorization by the Board of Trustees of the Trust, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Trustees, except as otherwise set forth in this Declaration of Trust. Shares may be issued for such consideration as the Board of Trustees determines, or, if issued as a result of a share dividend or share split, without any consideration, and all shares so issued will be fully paid and non-assessable by the Trust.

         6. Annual Meeting. A meeting of shareholders shall be held annually after the delivery of the annual report at a convenient location upon proper notice as set forth in the Bylaws of the Trust.

         7. Trustees. (a) The Trust shall have a Board of Trustees consisting of not less than three (3) nor more than fifteen (15) members, as determined from time to time by the Board of Trustees by resolution of the Board of Trustees in accordance with the Bylaws of the Trust, provided that the number of trustees shall never be less than the minimum number required by the Maryland REIT Law. The Board of Trustees shall initially consist of nine (9) trustees. At lease three (3) members of the Board of Trustees must be Independent Trustees. An "Independent Trustee" is defined to be an individual who qualifies as a trustee under the Bylaws of the Company but who is neither an officer or an employee of the Trust nor an officer or an employee of Corrections

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Corporation of America, a Delaware corporation ("CCA"), or any lessee or tenant of Trust property. A trustee need not be a shareholder. The business and affairs of the Trust shall be managed under the direction of the trustees and the trustees shall have full, exlusive and absolute power, control, and authority over the assets of the Trust and over the business of the Trust as if they, in their own right, are the sole owners of the Trust. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the trustees.

         (b) The trustees of the Trust (other than any trustees who may be elected by holders of Preferred Shares as provided for pursuant to Section 5 hereof) shall be and are divided into three classes: Class I, Class II and Class III. The number of trustees in each class shall be as nearly equal as the then-authorized number of trustees constituting the Board of Trustees permits. Each trustee shall serve for a term ending on the date of the third Annual Meeting following the Annual Meeting at which such trustee was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 1998, each initial trustee in Class II shall serve for a term ending on the date of the Annual Meeting held in 1999, and each trustee in Class III shall serve for a term ending on the date of the Annual Meeting held in 2000. Any trustee who may be elected by holders of Preferred Shares as provided for pursuant to Section 5 hereof shall serve for a term ending on the date of the Annual Meeting next following the Annual Meeting at which such trustee was elected. The names of the initial Class I trustees are: Charles Ray Bell, Michael W. Devlin, and Charles W. Thomas. The names of the initial Class II trustees are: D. Robert Crants, III, Jackson W. Moore, and Rusty L. Moore. The names of the initial Class III trustees are: Doctor R. Crants, Jr., J. Michael Quinlan, and Joseph V.
Russell.

         (c) In the event of any increase or decrease in the authorized number of trustees:

                 1. Each trustee then serving shall nevertheless continue as a trustee of the class of which he is a member until the expiration of his term or his prior death, retirement, resignation or removal; and

                 2. Except to the extent that an increase or decrease in the authorized number of trustees occurs in connection with the rights of holders of Preferred Shares to elect additional trustees, the newly-created or eliminated trusteeships resulting from any increase or decrease shall be apportioned by the Board of Trustees among the three classes so as to keep the number of trustees in each class as nearly equal as possible.

         (d) Notwithstanding the provisions of subsections (b) and (c) of this Section 7, each trustee shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

         (e) The Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees, as the case may be.

         (f) Except as may otherwise be provided pursuant to Section 5 hereof with respect to any rights of holders of Preferred Shares to elect additional trustees or any agreement relating to the right to designate nominees for election to the Board of Trustees, should a vacancy in the Board of Trustees occur or be created (whether arising through death, retirement, resignation or removal or



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through an increase but not a decrease in the number of authorized trustees), such vacancy shall be filled by the affirmative vote of a majority of the remaining trustees, even though less than a quorum of the Board of Trustees may exist. A trustee so elected to fill a vacancy shall serve for the remainder of the term of the class to which he was elected.

         (g) During any period when the holders of any series of Preferred Shares have the right to elect additional trustees as provided for or fixed pursuant to the provisions of Section 5 hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of trustees of the Trust shall automatically be increased by the number of such additional trustees, and such holders of Preferred Shares shall be entitled to elect the additional trustees so provided for or fixed pursuant to said provisions, and (ii) each such additional trustee shall serve until such trustee's successor shall have been duly elected and qualified, or until such trustee's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

         (h) The provisions set forth in this Section 7 may not be repealed or amended in any respect, and no provision imposing cumulative voting in the election of trustees may be added, unless such action is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of all of the outstanding shares of the Trust entitled to vote generally in the election of trustees.

         (i) (a) A trustee shall perform his or her duties as a trustee, including his or her duties as a member of a committee of the board of Trustees on which he or she serves:

                          (i)     in good faith;

                          (ii) in a manner he or she reasonably believes to be in the best interest of the Trust; and

                          (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

                 (b) In performing his or her duties, a trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by:

                          (i) an officer or employee of the Trust whom the trustee reasonably believes to be reliable and competent in the manners presented;

                          (ii) a lawyer, certified public accountant or other person, as to the matter which the trustee reasonably believes to be within the person's professional or expert competence; or





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                          (iii)   a committee of the Board of Trustees
                                  on which the trustee does not serve,
                                  as to a matter within its designated
                                  authority, if the trustee reasonable
                                  believes the committee to merit
                                  confidence.

         8. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Shares, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of Section 5, then, and not otherwise, all Common Shares will participate equally in dividends payable to holders of shares of Common Shares when and as declared by the Board of Trustees at their discretion. In the event of voluntary or involuntary dissolution or liquidating of the Trust, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Shares, the holders of Common Shares shall, subject to the additional rights if any of the holders of Preferred Shares fixed in accordance with Section 5, be entitled to receive all of the remaining assets of the Trust, tangible and intangible, of whatever kind available for distribution to shareholders ratably in proportion to the number of Common Shares held by them respectively.

         9. Voting. Each holder of Common Shares shall be entitled to one vote per share on all matters to be voted on by the shareholders of the Trust. The holders of Preferred Shares shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law or as expressly provided in the resolution establishing any series thereof.

         10. Preemptive Rights. No holder of Common Shares or Preferred Shares of the Trust shall have any preemptive or preferential rights to subscribe to or purchase (i) any shares of any class of the Trust, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

         11. Limitation on Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of liability of trustees or officers of real estate investment trusts, no trustee or officer of the Trust shall be liable to the Trust or its shareholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of this Declaration of Trust or Bylaws inconsistent with this provision, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         12. Indemnification. The Trust shall indemnify and advance expenses to a trustee, officer, employee or agent of the Trust in connection with a proceeding to the fullest extent permitted by and in accordance with the laws of the State of Maryland in effect from time to time.

         13. Insurance. The Trust may purchase and maintain insurance on behalf of any person who is or was a trustee, officer, employee or agent of the Trust or who, while a trustee, officer, employee or agent of the Trust is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint





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venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a trustee, officer, employee or agent, whether or not the Trust would have power to indemnify such person against the same liability under Section 12 hereof.

         14. REIT Status. The Trust is intended to qualify as a real estate investment trust under the Maryland REIT Law, or any successor statutes. The Trust shall seek to elect and maintain status as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). It shall be the duty of the Board of Trustees to ensure that the Trust satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount and timing of its distributions to its shareholders. The Board of Trustees shall take no action to disqualify the Trust as a REIT or to otherwise revoke the Trust's election to be taxed as a REIT without the affirmative vote of the holders of not less than two-thirds (2/3) of all of the outstanding shares of the Trust entitled to vote on such matter at a meeting of the Shareholders.

         15.     Restrictions.

         (a)     Restrictions on Transfer.

                 (1) Definitions. The following terms shall have the following meanings:

                          (A)     "Beneficial Ownership" shall mean ownership
of Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or indirectly through the application of Section 544 of the Code, as modified by Section 856(b)(1)(B) of the Code. The terms "Beneficial Owner", "Beneficially Owns", and "Beneficially Owned" shall have correlative meanings.

                          (B)     "Beneficiary" shall mean, with respect to any
Share Trust, one or more organizations described in each of Section 170(b)(1)(A) and Section 170(c) of the Code that are named by the Trust as the beneficiary or beneficiaries of such Share Trust, in accordance with the provisions of Section 15(a) hereof.

                          (C)     "Board of Trustees shall mean the Board of
Trustees of the Trust.

                          (D)     "Code" shall mean the Internal Revenue Code
of 1986, as amended from time to time.

                          (E)     "Constructive Ownership" shall mean ownership
of equity interests by a Person who would be treated as an owner of such interests either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms





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"Constructive Owner", "Constructively Owns", and "Constructively Owned" shall have correlative meanings.

                          (F)     "Equity Shares" shall mean Preferred Shares
and Common Shares. The term "Equity Shares" shall include all Preferred Shares and Common Shares that are held as Shares-in-Trust in accordance with the provisions of Section 15 hereof.

                          (G)     "Initial Public Offering" means the sale of
Common Shares pursuant to the Trusts's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

                          (H)     "Market Price" shall mean, with respect to
Common Shares or Preferred Shares, the last reported sales price of such shares reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if such shares are not then traded on the New York Stock Exchange, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if such shares are not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees of the Trust.

                          (I)     "Non-Transfer Event" shall mean an event
other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares.

                          (J)     "Ownership Limit" shall mean, with respect to
the Common Shares, 9.8% of the number of outstanding Common Shares and, with respect to the Preferred Shares, 9.8% of the number of outstanding Preferred Shares.

                          (K)     "Permitted Transferee" shall mean any Person
designated as a Permitted Transferee in accordance with the provisions of subparagraph 15(b)(5) hereof.

                          (L)     "Person" shall mean an individual,
corporation, partnership, estate, trust (other than a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.





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                          (M)     "Prohibited Owner" shall mean, with respect
to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 15(b) hereof, would own record title to Equity Shares.

                          (N)     "REIT" shall mean a real estate investment
trust under Section 856 of the Code.

                          (O)     "Restriction Termination Date" shall mean the
first day after the date of the Initial Public Offering on which the Board of Trustees and the shareholders of the Trust determine that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

                          (P)     "Shares-in-Trust" shall mean any Equity
Shares designated Shares-in-Trust pursuant to Section 15(a)(3) hereof.

                          (Q)     "Share Trust" shall mean any separate trust
created pursuant to Section 15(a)(3) hereof and administered in accordance with the terms of Section 15(b) hereof, for the exclusive benefit of any Beneficiary.

                          (R)     "Share Trustee" shall mean any person or
entity unaffiliated with both the Trust and any Prohibited Owner, such Share Trustee to be designated by the Trust to act as trustee of any Share Trust, or any successor trustee thereof.

                          (S)     "Transfer" shall mean any sale, transfer,
gift, assignment, devise or other disposition of Equity Shares, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

                 (2)      Restriction on Transfers.

                          (A)     Except as provided in subparagraph 15(a)(7)
hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no person shall Beneficially Own or Constructively Own outstanding Equity Shares in excess of the Ownership Limit and (ii) any Transfer or Non-Transfer Event that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void ab initio as to that number of Equity Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights with respect to such excess Equity Shares.

                          (B)     Except as provided in subparagraph 15(a)(7)
hereof, from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would result in the Equity Shares being beneficially





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owned by fewer than 100 persons, and the intended transferee shall acquire no rights with respect to such excess Equity Shares.

                          (C)     From the date of the Public Offering and
prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(b) of the Code shall be void ab initio as to that number of Equity Shares which would cause the Trust to be "closely held" within the meaning of Section 856(b) of the Code, and the intended transferee shall acquire no rights with respect to such excess Equity Shares.

                          (D)     From the date of the Initial Public Offering
and prior to the Restriction Termination Date, any Transfer or Non-Transfer Event that, if effective, would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Sections 856(d)(2) of the Code, shall be void ab initio as to that number of Equity Shares which would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2) of the Code, and the intended transferee shall acquire no rights with respect to such excess Equity Shares.

                 (3)      Transfer to Share Trust.

                          (A)     If, notwithstanding the other provisions
contained in this Section 15, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, then,
(i) except as otherwise provided in Section 15(a)(7) hereof, the purported transferee shall acquire no right or interest (and, in the case of a Non-Transfer Event, the person holding record title to the Equity Shares Beneficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of Equity Shares which would cause such Beneficial Owner or Constructive Owner to Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit, and (ii) such number of Equity Shares in excess of the Ownership Limit (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 15(b) hereof, transferred automatically and by operation of law to a Share Trust to be held in accordance with that Section 15(b). Such transfer to a Share Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                          (B)     If, notwithstanding the provisions contained
in this Section 15, at any time after the date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would cause the Trust to become
"closely held" within the meaning of Section 856(b) of the Code or would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(b)(2)(B) of the Code, then (i) the purported transferee shall not acquire any right or interest (and, in the case of a Non-Transfer Event, the person holding record title





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to the Equity Shares with respect to which such Non-Transfer Event, occurred, shall cease to own any right or interest) in such number of Equity Shares the ownership of which by such purported transferee or record holder would cause the Trust to be "closely held" within the meaning of Section 856(b) of the Code or would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Sections 856(b)(2)(B) of the Code, and (ii) such number of Equity Shares (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 15(b) hereof, transferred automatically and by operation of law to a Share Trust to be held in accordance with that Section 15(b). Such transfer to a Share Trust and the designation of shares as Shares-In-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event, as the case may be.

                 (4) Remedies For Breach. If the Trust or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 15(a)(2) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 15(a)(2) hereof, the Trust shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or acquisition.

                 (5) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Shares in violation of Section 15(a)(2) hereof, or any Person who owned Equity Shares that were transferred to a Share Trust pursuant to the provisions of Section 15(a)(3) hereof, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or the Non-Transfer Event, as the case may be, on the Trust's status as a REIT.

                 (6) Owners Required to Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination
Date:

                          (a)     Every Beneficial Owner or Constructive Owner
of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Shares Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

                          (b)     Each person who is a Beneficial Owner or
Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the





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Trust may request in order to determine the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

                 (7) Exception. The Board of Trustees, in its discretion, may exempt a Person from the Ownership Limit, if such Person is (i) not an individual for purposes of Section 542(a)(2) of the Code or (ii) is an underwriter which participates in a public offering of the Equity Shares for a period of 90 days following the purchase by such underwriter of the Equity Shares, provided that the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that the Trust's status as a REIT will not be adversely affected.

         (b)     Shares-in-Trust.

                 (1) Share Trust. Any Equity Shares transferred to a Share Trust and designated Shares-in-Trust pursuant to Section 15(a)(3) hereof shall be held for the exclusive benefit of the Beneficiary. The Trust shall name a Beneficiary of each Share Trust within five days after discovery of the existence thereof. Any transfer to a Share Trust, and subsequent designation of Equity Shares as Shares-in-Trust pursuant to Section 15(a)(3) hereof, shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the transfer to the Share Trust. Shares-in-Trust shall remain issued and outstanding Equity Shares of the Trust and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Shares of the same class and series. When transferred to the Permitted Transferee in accordance with the provisions of Section 15(b)(5) hereof, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

                 (2) Dividend Rights. The Share Trustee, as record holder of Shares-in-Trust, shall be entitled to receive all dividends are distributions as may be declared by the Board of Trustees on such Equity Shares and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Share Trustee the amount of any dividends or distributions received by it that (i) are attributable to any Equity Shares designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Trust shall take all measures that it determines are reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 15(a)(3) hereof, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Trust's receipt or withholding thereof, received or withheld, as the case may be.

                 (3) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or in a distribution of the assets of, the Trust. The Share Trustee of Shares-in-Trust shall be entitled to receive on behalf of each Share Trust, ratably with each





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other holder of Equity Shares of the same class or series, that portion of the assets of the Trust which is available for distribution to the holders of such class and series of Equity Shares. The Share Trustee shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 15(b)(3) in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares and, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

                 (4) Voting Rights. The Share Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of Equity Shares prior to the discovery by the Trust that the Equity Shares are Shares-in-Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Shares-in-Trust and the Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Share Trust of Equity Shares under Section 15(a)(3) hereof, an irrevocable proxy to the Share Trustee to vote the Shares-in-Trust in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

                 (5) Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. As soon as reasonably practicable, in an orderly fashion so as not to materially adversely affect the Market Price of the Shares-in-Trust, the Share Trustee shall designate any Person as Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the Shares-in-Trust, and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Equity Shares so acquired as Shares-in-Trust under Section 15(a)(3) hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 15(b)(5), the Share Trustee of a Share Trust shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Trust that the Permitted Transferee is the holder of record of such number of Equity Shares, and (iii) distribute to the Beneficiary any and all amounts held with respect to the Shares-in-Trust after making that payment to the Prohibited Owner pursuant to Section 15(b)(6) hereof.

                 (6) Compensation to Record Holder of Equity Shares that Become Shares-in-Trust. Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 15(b)(5) hereof) to receive from the Share Trustee the lesser of (i) in the case of (a) a purported Transfer in which the





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

Prohibited Owner gave value for Equity Shares and which purported Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Owner paid for the Equity Shares, or (b) a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer, and (ii) the price per share received by the Share Trustee of the Share Trust from the sale or other disposition of such Shares-in-Trust in accordance with Section 15(b)(5) hereof. Any amounts received by the Share Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid the Prohibited Owner pursuant to this
Section 15(b)(6) shall be distributed to the Beneficiary in accordance with the provisions of Section 15(b)(5) hereof. Each Beneficiary and Prohibited Owner waive any and all claims that they may have against the Share Trustee and the Share Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 15 by such Share Trustee or the Trust.

                 (7) Purchase Right in Shares-in-Trust. Shares-in-Trust shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift, or Non-Transfer Event) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Non-Transfer Event or purported Transfer which resulted in such Shares-in-Trust and (ii) the date the Trust determines in good faith that a Transfer or Non-Transfer Event resulting in Shares-in-Trust has occurred, if the Trust does not receive a notice of such Transfer or Non-Transfer Event pursuant to Section 15(a)(3) hereof.

         (c) Remedies not Limited. Nothing contained in this Article 15 shall limit the authority of the Trust to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust's status as a REIT and to ensure compliance with the Ownership Limit.

         (d) Ambiguity. In the case of an ambiguity in the application of any of the provisions of Articled 15, including any definition contained in
Section 15(a) hereof, the Board of Trustees shall have the power to determine the application of the provisions of this Article 15 with respect to any situation based on the facts known to it.

         (e) Legend. Each certificate for Equity Shares shall bear the following legend:

         "The [Common or Preferred] Shares represented by this certificate are subject to restrictions on transfer as set forth in the Declaration of Trust of the Trust. No Person may (i) Beneficially Own or Constructively Own Common Shares in excess of 9.8% of the number of outstanding Common Shares, (ii) Beneficially Own or Constructively Own Preferred Shares in excess of 9.8% of the





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

number of outstanding Preferred Shares, (iii) Beneficially Own Equity Shares that would result in the Trust being "closely held" under Section 856(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or (iv) Constructively Own Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Sections 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If the restrictions above are violated, the Equity Shares represented hereby will be transferred automatically and by operation of law to a Share Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

         (f) Severability. If any provision of this Section 15 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         16. Amendment. This Declaration of Trust may be amended only in accordance with the applicable laws of the State of Maryland, except that (a)
Section 7 of this Declaration of Trust may be amended only as provided therein,
(b) the trustees by a majority vote may amend this Declaration of Trust to increase or decrease the aggregate number of shares or the number of shares of any class that the Trust has authority to issue, and (c) the trustees by a two-thirds (2/3) vote may amend this Declaration of Trust to qualify, or continue to qualify, as a real estate investment trust under the Code or under Maryland law.





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

         IN WITNESS WHEREOF, this Declaration of Trust has been executed on April 23, 1997, by the undersigned trustees, and each of them acknowledges that this document is his or her act, that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury. This Declaration of Trust may be executed in two or more counterparts and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                                                  /s/ DOCTOR R. CRANTS
                                                  ------------------------------
                                                  DOCTOR R. CRANTS

                                                  /S/ J. MICHAEL QUINLAN
                                                  ------------------------------
                                                  J. MICHAEL QUINLAN

                                                  /S/ D. ROBERT CRANTS, III
                                                  ------------------------------
                                                  D. ROBERT CRANTS, III

                                                  /S/ MICHAEL W. DEVLIN
                                                  ------------------------------
                                                  MICHAEL W. DEVLIN

                                                  /S/ CHARLES RAY BELL
                                                  ------------------------------
                                                  CHARLES RAY BELL

                                                  /S/ JACKSON W. MOORE
                                                  ------------------------------
                                                  JACKSON W. MOORE

                                                  /S/ RUSTY L. MOORE
                                                  ------------------------------
                                                  RUSTY L. MOORE

                                                  /S/ JOSEPH V. RUSSELL
                                                  ------------------------------
                                                  JOSEPH V. RUSSELL

                                                  /S/ CHARLES W. THOMAS
                                                  ------------------------------
                                                  CHARLES W. THOMAS





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